Exhibit 99.1

Vince Holding Corp. Reports Second Quarter 2018 Results

NEW YORK, New York – September 13, 2018 – Vince Holding Corp. (NYSE:VNCE), a leading global luxury apparel and accessories brand (“Vince” or the “Company”), today reported unaudited results for the second quarter of fiscal year 2018 ended August 4, 2018.

Highlights for the second quarter ended August 4, 2018:

•	Net sales increased 3.8% to $63.1 million
•	Direct-to-Consumer sales increased 17.2%; comparable sales grew 14.4%
•	Gross margin rate increased 190 basis points to 43.9%
•	$6.5 million improvement in operating loss to $2.4 million
•	Net loss was $3.8 million or $0.33 per share compared to a net loss of $10.1 million or $2.05 per share

Brendan Hoffman, Chief Executive Officer, commented, “Our second quarter results illustrate the excellent progress we have made in repositioning Vince for long term growth.  We once again delivered strong performance in our direct-to-consumer channel as our summer deliveries were met with favorable response and provided continuity of product flow throughout the season.  Our best performing stores remain those in close proximity to department store doors that we exited. We also saw another quarter of strong sell-through within the department store channel positioning us for continued momentum and improved profitability in this segment. We remain encouraged by the overall trends in our business and look forward to building on our successes as we work towards returning Vince to consistent profitable growth over the long term.”

For the second quarter ended August 4, 2018:

•

Net sales increased 3.8% to $63.1 million compared to $60.8 million in the second quarter of fiscal 2017. Wholesale segment sales decreased 3.6% to $37.8 million as compared to the same period last year, as expected, due to the streamlining of the Company’s full-price department store business. Direct-to-consumer segment sales increased 17.2% to $25.3 million compared to the second quarter of fiscal 2017. Comparable sales increased 14.4%, including e-commerce.

•

Gross profit was $27.7 million, or 43.9% of net sales, compared to gross profit of $25.6 million, or 42.0% of net sales in the second quarter of fiscal 2017, a 190 basis point increase. The gross profit rate benefited from lower supply chain costs and the favorable impact of channel mix; partially offset by an unfavorable impact from year-over-year adjustments to inventory reserves.

•

Selling, general, and administrative expenses were $30.1 million, or 47.7% of sales, compared to $34.4 million, or 56.6% of sales, in the second quarter of fiscal 2017. The lower SG&A spend for the second quarter of fiscal 2018 was primarily the result of the non-recurrence of investments made last year related to the remediation and optimization of the systems implemented during fiscal 2016, a decrease in severance costs, and a reduction in product development costs.

•	Operating loss was $2.4 million, compared to operating loss of $8.9 million for the second quarter of fiscal 2017.

•	Net loss was $3.8 million, or $0.33 per share, compared to a net loss of $10.1 million, or $2.05 per share for the second quarter of fiscal 2017.

•	The Company ended the quarter with 58 company-operated stores, a net increase of three stores since the second quarter of fiscal 2017.

Balance Sheet

The Company ended the second quarter of fiscal 2018 with $5.3 million in cash and cash equivalents and $64.4 million of borrowings under its debt agreements. The Company decreased borrowings under its debt agreements since the same period last year by $9.1 million, primarily due to $16 million of payments to the term loan facility; partially offset by an increase in revolving credit facility, used to fund working capital needs.

On August 21, 2018, the Company refinanced its existing term loan facility and revolving credit facility by entering into a new $27.5 million senior secured term loan facility and a new $80 million senior secured revolving credit facility.

The new revolving credit facility is $10 million higher than the previous facility and carries a slightly improved interest rate of either LIBOR plus 1.5% to 2% or the prime rate plus 0.5% to 1%.

Post refinancing the Company had $67.1 million of borrowings under its debt agreements and opening availability of $26.7 million under its revolving credit facility.

Net inventory at the end of the second quarter of fiscal 2018 was $61.6 million compared to $41.8 million at the end of the second quarter of fiscal 2017.  The increase in inventory was primarily due to an earlier receipt of inventory for the fall season, the planned product returns from exited wholesale partners, the growth of the replenishment program, and the reinstatement of the Company’s summer collection.

Capital expenditures for the second quarter of fiscal 2018 totaled $0.8 million.

Fiscal 2018 Outlook

For fiscal 2018 the Company expects:

•	Net sales to be between $273 million and $280 million. This compares to net sales of $272.6 million in fiscal 2017.

•

Operating income to be between $3 million and $7 million. This compares to reported operating loss of $18.3 million in fiscal 2017, which included a $5.1 million non-cash asset impairment charge related to property and equipment of certain retail stores.

2018 Second Quarter Earnings Conference Call

A conference call to discuss the second quarter results will be held today, September 13, 2018, at 8:30 a.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Brendan Hoffman, and Executive Vice President and Chief Financial Officer, David Stefko. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 235-5655, conference ID 2482229. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com/.

About Vince

Established in 2002, Vince is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day. The collections are inspired by the brand’s California origins and embody a feeling of warm and effortless style. Vince designs uncomplicated yet refined pieces that approach dressing with a sense of ease. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear, shoes, and capsule collection of handbags, and home for a global lifestyle. Vince products are sold in prestige locations worldwide. As of September 13, 2018, the Company operated 43 full-price retail stores, 14 outlet stores and its e-commerce site, vince.com. The Company is headquartered in New York and operates a design studio in Los Angeles. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under "Fiscal 2018 Outlook" and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations, and fund our operations; our ability to comply with the covenants under our credit facilities; our ability to successfully operate the newly implemented systems, processes and functions recently transitioned from Kellwood Company; our ability to remediate the identified material weaknesses in our internal control over financial reporting; further impairment of our goodwill and indefinite-lived intangible assets; our ability to realize the benefits of our recently announced strategic initiatives; the execution and management of our retail store growth plans; our ability to make lease payments when due; our ability to ensure the proper operation of the distribution facility by a third-party logistics provider; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to manage excess inventory in a way that will promote the long-term health of the brand; changes in consumer confidence and spending; our ability to maintain projected profit margins; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to successfully implement our marketing initiatives; our ability to protect our trademarks in the U.S. and internationally; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; changes in global economies and credit and financial markets; competition; our ability to attract and retain key personnel; commodity, raw material and other cost increases; compliance with domestic and international laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; effect of the U.S. federal income tax law reform; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under “Item 1A—Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

Investor Relations Contact:

ICR, Inc.
Jean Fontana, 646-277-1200
Jean.fontana@icrinc.com

Vince Holding Corp. and Subsidiaries	Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data )
	Three Months Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
	2018	2017	2018	2017
Net sales	$63,128	$60,822	$117,642	$118,867
Cost of products sold	35,409	35,266	64,387	67,720
Gross profit	27,719	25,556	53,255	51,147
as a % of net sales	43.9%	42.0%	45.3%	43.0%
Selling, general and administrative expenses	30,143	34,416	60,043	68,200
as a % of net sales	47.7%	56.6%	51.1%	57.3%
Loss from operations	(2,424)	(8,860)	(6,788)	(17,053)
as a % of net sales	(3.8)%	(14.6)%	(5.8)%	(14.3)%
Interest expense, net	1,297	1,276	2,586	2,320
Other (income) expense, net	73	2	9	3
Loss before income taxes	(3,794)	(10,138)	(9,383)	(19,376)
Provision for income taxes	28	(4)	76	48
Net loss	$(3,822)	$(10,134)	$(9,459)	$(19,424)
Loss per share:
Basic loss per share	$(0.33)	$(2.05)	$(0.81)	$(3.93)
Diluted loss per share	$(0.33)	$(2.05)	$(0.81)	$(3.93)
Weighted average shares outstanding:
Basic	11,619,664	4,944,971	11,618,082	4,943,898
Diluted	11,619,664	4,944,971	11,618,082	4,943,898

Vince Holding Corp. and Subsidiaries	Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	August 4,	February 3,	July 29,
	2018	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$5,321	$5,372	$3,803
Trade receivables, net	22,999	20,760	18,939
Inventories, net	61,616	48,921	41,842
Prepaid expenses and other current assets	6,726	6,521	6,990
Total current assets	96,662	81,574	71,574
Property and equipment, net	29,271	31,608	40,494
Intangible assets, net	76,800	77,099	77,398
Goodwill	41,435	41,435	41,435
Deferred income taxes and other assets	2,616	2,818	2,537
Total assets	$246,784	$234,534	$233,438

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$30,569	$22,556	$24,554
Accrued salaries and employee benefits	4,347	6,715	4,642
Other accrued expenses	8,938	7,906	10,844
Current portion of long-term debt	—	8,000	—
Total current liabilities	43,854	45,177	40,040
Long-term debt	63,584	40,682	72,040
Deferred rent	15,172	15,633	16,418
Other liabilities	58,273	58,273	137,830
Stockholders' equity (deficit)	65,901	74,769	(32,890)
Total liabilities and stockholders' equity	$246,784	$234,534	$233,438